UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 1)

                             PRESIDIO CAPITAL CORP.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)

                                   G722011109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 THIRD AVENUE
                               NEW YORK, NY 10022
                            TEL. NO.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 MARCH 31, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ].



                               Page 1 of 36 Pages

                                       SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 2 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    135,542
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            135,542

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             135,542

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.55%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 3 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    187,215
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            187,215

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             187,215

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.135%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 4 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    119,094
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            119,094

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             119,094

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             1.36%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO. G722011109                                     PAGE 5 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    254,636
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            254,636

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             254,636

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.9%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 6 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H.  Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    12,049
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            12,049

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             12,049

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .14%
14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 7 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    187,215
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            187,215

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             187,215

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             2.135%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 8 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            473,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            473,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             473,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.40%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 9 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    1,072
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            473,900

       9              SOLE DISPOSITIVE POWER

                            1,072

       10             SHARED DISPOSITIVE POWER

                            473,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             474,972

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [X]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.41%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 10 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            473,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            473,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             473,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.40%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 11 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            473,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            473,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             473,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.40%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 12 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

                      7      SOLE VOTING POWER

      NUMBER OF                    --
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            473,900

       9              SOLE DISPOSITIVE POWER

                            --

       10             SHARED DISPOSITIVE POWER

                            473,900

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             473,900

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             5.40%

14     TYPE OF REPORTING PERSON

             IN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 13 OF 36 PAGES
         ---------------------------



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    272
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            272

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             272

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .003%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 14 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             British Virgin Islands

                      7      SOLE VOTING POWER

      NUMBER OF                    20,000
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            20,000

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,000

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.022%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 15 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Masters Fund, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    0
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            0

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0.0%

14     TYPE OF REPORTING PERSON

             PN
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 16 OF 36 PAGES
         ---------------------------



1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Thomas Kempner and Thomas L. Kempner, Jr. Trustees
             U/A/D 10/31/83 FBO Thomas Nathaniel Kempner

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    200
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            200

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .002%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 17 OF 36 PAGES
         ---------------------------


1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sexton Freund 1984 Family Trust

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY


4      SOURCE OF FUNDS

             WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             New York

                      7      SOLE VOTING POWER

      NUMBER OF                    300
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            300

       10             SHARED DISPOSITIVE POWER

                            --
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             .003%

14     TYPE OF REPORTING PERSON

             OO
------ --------------

                                       SCHEDULE 13D


CUSIP NO.  G722011109                                    PAGE 18 OF 36 PAGES
         ---------------------------

1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A) [X]
                                                                         (B) [ ]


3      SEC USE ONLY



4      SOURCE OF FUNDS

             AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                        [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                      7      SOLE VOTING POWER

      NUMBER OF                    20,000
       SHARES
 BENEFICIALLY OWNED
  BY EACH REPORTING
       PERSON
        WITH

       8              SHARED VOTING POWER

                            --

       9              SOLE DISPOSITIVE POWER

                            20,000

       10             SHARED DISPOSITIVE POWER

                            --

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             20,000


12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]


13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             O.022%

14     TYPE OF REPORTING PERSON

             CO
------ --------------

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 19 OF 36 PAGES
         ---------------------------


            This Amendment No. 1 to Schedule 13D with respect to shares of Class A Common Stock, par value $.01 per share, of Presidio Capital Corp. originally filed on January 16, 1996 (the "Schedule 13D") amends Item 4 of the Schedule 13D and restates the Schedule 13D as so amended in its entirety. This Amendment No. 1 also reflects (a) the transfer of an aggregate of 4,884 Shares from Davidson Kempner International Ltd. to Davidson Kempner Institutional Partners, L.P. on January 12 and January 15, 1996, (b) the purchase of 20,000 Shares by Davidson Kempner International Ltd. on October 4, 1996 and (c) the sale of 1,500 Shares by Masters Fund, L.P. on December 30, 1996, which transactions were not previously required to be reported.

            The Schedule 13D is hereby amended to read as follows:

Item 1.     Security and Issuer.
-------     --------------------
            This Schedule relates to shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of Presidio Capital Corp., a British Virgin Islands corporation (the "Company"). The principal executive offices of the Company are located at c/o Hemisphere Management (Cayman) Limited, Zephyr House, Mary Street, Grand Cayman, Cayman Islands, British West Indies.

Item 2.     Identity and Background.
-------     ------------------------
            The names and addresses of the persons filing this Schedule are as follows:

            Davidson Kempner Partners ("DKP"), a New York limited partnership, whose address is 885 Third Avenue, New York, New York, 10022, and which is engaged in buying and selling securities for investment purposes;

            Davidson Kempner Institutional Partners, L.P. ("DKIP"), a Delaware limited partnership, whose address is 885 Third Avenue, New York, New York, 10022, and which is engaged in buying and selling securities for investment purposes;

            Davidson Kempner Endowment Partners ("DKEP"), a New York limited partnership, whose address is 885 Third Avenue, New York, New York, 10022, and which is engaged in buying and selling securities for investment purposes;

            MHD Management Co. ("MHD"), a New York limited partnership, the general partner of DKP and DKEP whose address is 885 Third Avenue, New York, New York, 10022, and which is engaged in buying and selling securities for investment purposes;

            M.H. Davidson & Co., a New York limited partnership whose address is 885 Third Avenue, New

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 20 OF 36 PAGES
         ---------------------------




            York, New York, 10022, and which is engaged in buying and selling securities for investment purposes;

            Davidson Kempner Advisers Inc. ("DKAI"), a New York corporation, whose address is 885 Third Avenue, New York, New York, 10022, and which is engaged in buying and selling securities for investment purposes. DKAI is the general partner of DKIP and an investment manager of Masters Fund, L.P.;

            Marvin H. Davidson, Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott
            E. Davidson and Michael J. Leffell, general partners of MHD and M.H. Davidson & Co., managing members of DKIA and who are the sole stockholders of DKAI. Information in response to Items (a) through
            (c) and (f) with respect to Messrs. Marvin H. Davidson, Kempner, Dowicz, Scott E. Davidson and Leffell is set forth in Appendix I, attached hereto and incorporated by reference herein;

            Thomas L. Kempner Foundation Inc. (the "Kempner Foundation"), a private charitable foundation organized under the laws of the state of New York, established by Thomas L. Kempner, Jr. for the benefit of certain charities. Thomas L. Kempner, Jr. is the President of the Kempner Foundation, whose address is 885 Third Avenue, New York, New York 10022;

            Davidson Kempner International Ltd. ("DKIL"), a British Virgin Islands company, whose address is c/o Citco B.V.I. Limited, Citco Building, Wickhams Cay, P.O. Box 662, Road Town, Tortolla British Virgin Islands, and which is engaged in buying and selling securities for investment purposes;

            Masters Fund, L.P., a New York limited partnership, whose address is 885 Third Avenue, New York, New York 10022, and which is engaged in buying and selling securities for investment purposes;

            Davidson Kempner International Advisors, L.L.C. ("DKIA"), a Delaware limited liability company, whose address is 885 Third Avenue, New York, New York 10022, and which is the investment manager of DKIL;

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 21 OF 36 PAGES
         ---------------------------





            Thomas Kempner and Thomas L. Kempner, Jr. Trustees U/A/D 10/31/83 FBO Thomas Nathaniel Kempner, a New York Trust ("Kempner Trust") established for the benefit of Thomas Nathaniel Kempner. The address of the Kempner Trust is 885 Third Avenue, New York, New York 10022; and

            Sexton Freund 1984 Family Trust ("Freund Trust"), a New York trust established for the benefit of the offspring of John and Linda Freund. The address of the Freund Trust is 885 Third Avenue, New York, New York 10022.


            The above named persons are sometimes referred to as the "Reporting Parties."

            None of the Reporting Parties has, during the last five years, been
(i) convicted in a criminal proceeding or (ii) a party to a civil proceeding of a judicial or adminis trative body of competent jurisdiction as a result of which such person was subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            Certain information concerning the officers and directors of DKAI, DKIA and the Kempner Foundation is set forth on Appendix I hereto and incorporated by reference herein.


Item 3.     Source and Amount of Funds or Other Consideration
-------     -------------------------------------------------
            Working capital of DKP, DKIP, DKIL, DKIA, DKEP,
MHD, M.H. Davidson & Co., DKAI and personal funds of
Thomas L. Kempner, Jr. and John and Linda Freund.

Item 4.     Purpose of the Transaction.
-------     ---------------------------
            Item 4 of the Schedule 13D as previously filed is amended to read as follows:

            Each of DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr., has acquired the shares of Common Stock for investment purposes. All purchases of Shares by such persons have been made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 22 OF 36 PAGES
         ---------------------------



            As reported in the Company's Form 10-K for the December 31, 1995 fiscal year, pursuant to the Rights Offering Agreement, dated as of March 19, 1996, among T-2 Holding, L.L.C. ("T-2"), the Company and the T-2 Organizers (as defined in the Company's Form 10-K), T-2 was required to conduct a rights offering to the Company's common stockholders as soon as practicable, which the Company believed might not occur until early 1997. As further reported in such Form 10-K, the offering was to be made on terms approved by a majority of the Class A directors. The rights offering has not been initiated to date. DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. desire that all issues necessary for initiation of the rights offering finally be resolved. Accordingly, they plan to initiate communications with certain shareholders, the board of directors and/or management to explore and facilitate resolution of such issues and initiation of the rights offering. If, in the course of such communications, other issues are raised, DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. may attempt to facilitate resolution of such other issues as well.

            Except as set forth above, DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. have no intention, plan or proposal with respect to:

            (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

            (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

            (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

            (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

            (e) Any material change in the present capitalization or dividend policy of the issuer;

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 23 OF 36 PAGES
         ---------------------------


            (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

            (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

            (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

            (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

            (j)   Any action similar to any of those enumerated above.

            Each of the Reporting Parties, however, may, at any time and from time to time, and reserves the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by such Reporting Party in light of its general investment policies, market conditions or other factors.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 24 OF 36 PAGES
         ---------------------------



Item 5.     Interest in Securities of the Issuer.
-------     -------------------------------------
            The aggregate percentage of shares of Class A Common Stock reported owned by each person herein is based upon the Issuer's Form 10-Q for the quarterly period ended September 30, 1995, which disclosed that 8,766,205 shares of Class A Common Stock were outstanding as of October 27, 1995.

            As of the close of business on January 5, 1996:


Name of Reporting Party:
------------------------

      DKP

      (a)   Aggregate Number of Securities Owned                135,542
                                                              ---------
            Percentage                                            1.55%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      135,542
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               135,542
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                           --
                                                              ---------

      DKIP

      (a)   Aggregate Number of Securities Owned                182,661
                                                              ---------
            Percentage                                            2.08%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      182,661
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               182,661
                                                              ---------

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 25 OF 36 PAGES
         ---------------------------



            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                              ---------

      (c)   Information concerning transactions
            in the Common Stock effected by DKIP is
            set forth in Appendix II.

      DKEP

      (a)   Aggregate Number of Securities Owned                119,094
                                                              ---------
            Percentage                                            1.36%
                                                              ---------
      (b)   1.    Sole power to vote or to direct
                  the vote                                      119,094
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               119,094
                                                              ---------

            4.    Shared power to dispose of or to
                  direct the disposition                            --
                                                              ---------

      MHD MANAGEMENT CO.

      (a)   Aggregate Number of Securities Owned               254,636
                                                              ---------
      (b)   Percentage                                            2.9%
                                                              ---------
            1.    Sole power to vote or to direct
                  the vote                                     254,636
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                              254,636
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      M.H. DAVIDSON & CO.

      (a)   Aggregate Number of Securities Owned                12,049
                                                              ---------
      (b)   Percentage                                            .14%
                                                              ---------
            1.    Sole power to vote or to direct

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 26 OF 36 PAGES
         ---------------------------



                  the vote                                      12,049
                                                              ---------
            2.    Shared power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                               12,049
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      DAVIDSON KEMPNER ADVISERS INC.

      (a)   Aggregate Number of Securities Owned                184,161
                                                              ---------
      (b)   Percentage                                             2.1%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                      184,161
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the dispositions                              184,161
                                                              ---------

            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      MARVIN H. DAVIDSON

      (a)   Aggregate Number of Securities Owned               455,400
                                                              ---------
      (b)   Percentage                                           5.19%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                     455,400
                                                              ---------

            3.    Sole power to dispose or to direct
                  the dispositions                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                  455,400
                                                              ---------
      THOMAS L. KEMPNER, JR.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 27 OF 36 PAGES
         ---------------------------



      (a)   Aggregate Number of Securities Owned                456,772 /1/
                                                              ---------

      (b)   Percentage                                            5.21%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                        1,072
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      455,700
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                 1,072
                                                              ---------
            4.    Shared power to direct the
                  disposition                                   455,700
                                                              ---------
      STEPHEN M. DOWICZ

      (a)   Aggregate Number of Securities Owned                455,700
                                                              ---------
      (b)   Percentage                                             5.2%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      455,700
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   455,700
                                                              ---------
      SCOTT E. DAVIDSON

      (a)   Aggregate Number of Securities Owned                455,700
                                                              ---------
      (b)   Percentage                                             5.2%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------

--------
/1/ This amount includes 272 shares held of record by the Kempner Foundation, of which Mr. Kempner is the Presi dent, 200 shares held of record by Kempner Trust and 300 shares held of record by the Freund Trust, of which Mr. Kempner is a trustee. Mr. Kempner disclaims beneficial ownership of all such shares.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 28 OF 36 PAGES
         ---------------------------



            2.    Shared Power to vote or to direct
                  the vote                                      455,700
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   455,700
                                                              ---------
      MICHAEL J. LEFFELL

      (a)   Aggregate Number of Securities Owned                455,700
                                                              ---------
      (b)   Percentage                                             5.2%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          --
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                      455,700
                                                              ---------
            3.    Sole power to dispose or to direct
                  the disposition                                   --
                                                              ---------

            4.    Shared power to direct the
                  disposition                                   455,700
                                                              ---------
      THOMAS L. KEMPNER FOUNDATION INC.

      (a)   Aggregate Number of Securities Owned                    272
                                                              ---------
      (b)   Percentage                                            .003%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          272
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   272
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      DAVIDSON KEMPNER INTERNATIONAL LTD.

      (a)   Aggregate Number of Securities Owned                  4,554
                                                              ---------
      (b)   Percentage                                            .052%
                                                              ---------

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 29 OF 36 PAGES
         ---------------------------



            1.    Sole Power to vote or to direct
                  the vote                                        4,554
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                 4,554
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
      (c)   Information concerning transactions in the Common
            Stock effected by Davidson Kempner International
            Ltd. set forth in Appendix II.

MASTERS FUND, L.P.

      (a)   Aggregate Number of Securities Owned                  1,500
                                                              ---------
      (b)   Percentage                                            .017%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                        1,500
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                         --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                 1,500
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------

THOMAS KEMPNER AND THOMAS L. KEMPNER, JR., TRUSTEES
U/A/D 10/31/83 FBO THOMAS NATHANIEL KEMPNER

      (a)   Aggregate Number of Securities Owned                    200
                                                              ---------
      (b)   Percentage                                            .002%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          200
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                          --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   200
                                                              ---------

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 30 OF 36 PAGES
         ---------------------------



            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
DKIA

      (a)   Aggregate Number of Securities Owned                  4,554
                                                              ---------
      (b)   Percentage                                            .052%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                        4,554
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                         --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                 4,554
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------
SEXTON FREUND 1984 FAMILY TRUST

      (a)   Aggregate Number of Securities Owned                    300
                                                              ---------
      (b)   Percentage                                            .003%
                                                              ---------
            1.    Sole Power to vote or to direct
                  the vote                                          300
                                                              ---------
            2.    Shared Power to vote or to direct
                  the vote                                         --
                                                              ---------

            3.    Sole power to dispose or to direct
                  the disposition                                   300
                                                              ---------
            4.    Shared power to direct the
                  disposition                                       --
                                                              ---------

Item 6.     Contracts, Arrangements, Understandings or
-------     ------------------------------------------
            Relationships with Respect to Securities of the
            -----------------------------------------------
            Issuer
            ------
            None.


Item 7.     Material to be Filed as Exhibits
-------     --------------------------------
            None.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 31 OF 36 PAGES
         ---------------------------




                                SIGNATURES
                                ----------


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 11, 1997

                              DAVIDSON KEMPNER PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              DAVIDSON KEMPNER INSTITUTIONAL
                              PARTNERS, L.P.
                                By Davidson Kempner Advisers
                                Inc., its general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              DAVIDSON KEMPNER ENDOWMENT PARTNERS
                                By MHD Management Co., its
                                general partner


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner


                              MHD MANAGEMENT CO.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  General Partner

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 32 OF 36 PAGES
         ---------------------------





                              DAVIDSON KEMPNER ADVISERS INC.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary



                                  Marvin H. Davidson
                                  --------------------------
                                  Marvin H. Davidson


                                  Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.


                                  Stephen M. Dowicz
                                  --------------------------
                                  Stephen M. Dowicz


                                  Scott E. Davidson
                                  --------------------------
                                  Scott E. Davidson


                                  Michael J. Leffell
                                  --------------------------
                                  Michael J. Leffell


                              THOMAS L. KEMPNER FOUNDATION
                              INC.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  President


                              DAVIDSON KEMPNER INTERNATIONAL LTD.

                                 By Davidson Kempner International
                                 Advisors, L.L.C.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 33 OF 36 PAGES
         ---------------------------




                              MASTERS FUND, L.P.
                                 By Davidson Kempner Advisers
                                 Inc., its Investment Manager


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  Secretary


                              THOMAS KEMPNER AND THOMAS L.
                              KEMPNER, JR. TRUSTEES U/A/D 10/31/83
                              FBO THOMAS NATHANIEL KEMPNER


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr., Trustee


                              SEXTON FREUND 1984 FAMILY TRUST



                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr., Trustee

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 34 OF 36 PAGES
         ---------------------------




                              DAVIDSON KEMPNER INTERNATIONAL
                              ADVISORS, L.L.C.


                              By: Thomas L. Kempner, Jr.
                                  --------------------------
                                  Thomas L. Kempner, Jr.
                                  A Managing Member

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 35 OF 36 PAGES
         ---------------------------





                                   APPENDIX I

                       Davidson Kempner Advisers Inc. and
                       ----------------------------------
                 Davidson Kempner International Advisors, L.L.C.
                 -----------------------------------------------



                                          Present Principal Occupation
Name and Position                         and Business Address
-----------------                         ----------------------------

Marvin H. Davidson                        Investment Advisor
 DKAI - President                         885 Third Avenue
 DKIA - Executive Managing                New York, NY 10022
        Member

Stephen M. Dowicz                         Investment Advisor
 DKAI - Treasurer                         885 Third Avenue
 DKIA - Managing Member                   New York, NY 10022

Thomas L. Kempner, Jr.                    Investment Advisor
 DKAI - Secretary                         885 Third Avenue
 DKIA - Managing Member                   New York, NY 10022

Scott E. Davidson                         Investment Advisor
 DKAI - Managing Director                 885 Third Avenue
 DKIA - Managing Member                   New York, NY 10022

Michael J. Leffell                        Investment Advisor
 DKAI - Managing Director                 885 Third Avenue
 DKIA - Managing Member                   New York, NY 10022


                        Thomas L. Kempner Foundation Inc.
                        ---------------------------------



                                          Present Principal Occupation
Name and Position                         and Business Address
-----------------                         ----------------------------

Thomas L. Kempner, Jr.                    Investment Advisor
President                                 885 Third Avenue
                                          New York, NY 10022


All of the above named individuals are citizens of the United States.

                                       SCHEDULE 13D



CUSIP NO. G722011109                                     PAGE 36 OF 36 PAGES
         ---------------------------




                               APPENDIX II

                          Presidio Capital Corp.
                           Transaction Schedule
                 From November 6, 1995 to January 5, 1996



                  Davidson Kempner Institutional Partners, L.P.


      Date        Quantity     Price/Share             Where/How
      ----        --------     -----------             ---------
     1/5/96         23,538        39.50          Open Market Purchase



                       Davidson Kempner International Ltd.


      Date        Quantity     Price/Share             Where/How
      ----        --------     -----------             ---------
     1/5/96          2,804        39.50          Open Market Purchase